Exhibit 5.1

A LIMITED LIABILITY PARTNERSHIP TELEPHONE: +44 (0)20-7959-8900 FACSIMILE: +44 (0)20-7959-8950 WWW.SULLCROM.COM	One New Fetter Lane London EC4A 1AN, England BRUSSELS • FRANKFURT • PARIS LOS ANGELES • NEW YORK • PALO ALTO • WASHINGTON, D.C. BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

February 12, 2026

UBS Group AG,

Bahnhofstrasse 45,

8001 Zurich, Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of the previously issued 4.875% Senior Notes due 2045 (the “4.875% Notes”) of UBS Group AG and the previously issued 4.550% Senior Notes due 2026 (the “4.550% Notes” and, together with the 4.875% Notes, the “Securities”) of the Company, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. The 4.550% Notes were issued pursuant to that certain Indenture dated as of April 18, 2016 (the “4.550% Indenture”), between Credit Suisse Group Funding (Guernsey) Limited (the “Original Issuer”), Credit Suisse Group AG (“CSG”) and U.S. Bank National Association, as trustee (the “Original Trustee”), as supplemented by (i) the First Supplemental Indenture, dated as of November 3, 2020 (the “First Supplemental 4.550% Indenture”), among the Original Issuer, CSG and the Original Trustee and (ii) the Second Supplemental Indenture dated as of June 9, 2023 (the “Second Supplemental 4.550% Indenture”), among the Company, CSG and U.S. Bank Trust Company, National Association, as successor in interest to the Original Trustee (the “Trustee”). The 4.875% Notes were issued pursuant to that certain Indenture dated as of May 21, 2015 (the “4.875% Indenture” and, together with the 4.550% Indenture, the “Indentures”), between the Original Issuer, CSG and the Original Trustee, as trustee, as supplemented by (i) the First Supplemental Indenture, dated as of November 3, 2020 (the “First Supplemental 4.875% Indenture”), among the Original Issuer, CSG and the Original Trustee and (ii) the Second Supplemental Indenture dated as of June 9, 2023 (the “Second Supplemental 4.875% Indenture” and, together with the First Supplemental 4.550% Indenture, Second Supplemental 4.550% Indenture and First Supplemental 4.875% Indenture, the “Supplemental Indentures”), among the Company, CSG and the Trustee, as successor in interest to the Original Trustee.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Sullivan & Cromwell LLP carries on business in England and Wales through Sullivan & Cromwell MNP LLP, a registered limited liability partnership established under the laws of the State of New York.

The personal liability of our partners is limited to the extent provided in such laws. Additional information is available upon request or at www.sullcrom.com.

Sullivan & Cromwell MNP LLP is authorized and regulated by the Solicitors Regulation Authority (Number 00308712).

A list of the partners’ names and professional qualifications is available for inspection at 1 New Fetter Lane, London EC4A 1AN. All partners are either registered foreign lawyers or solicitors.

UBS Group AG

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material regarding the Company, the Securities or their offering or sale.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Swiss law, we note that you have received an opinion, dated February 12, 2026 of Homburger AG.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that (i) UBS Group AG has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) under the laws of Switzerland, (ii) all corporate action by the Company related to the Securities was duly authorized as a matter of Swiss law, (iii) each of the Second Supplemental 4.550% Indenture and Second Supplemental 4.875% Indenture has been duly authorized, executed and delivered by the Company in so far as the laws of Switzerland are concerned, (iv) the Securities have been duly authorized, executed, authenticated, issued and delivered in so far as the laws of Switzerland are concerned and (v) each of the Indentures and Supplemental Indentures has been duly authorized, executed and delivered by the Trustee, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

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